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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          THE FRESH JUICE COMPANY, INC.


          It is hereby certified that:

          1.  The name of the corporation is THE FRESH JUICE COMPANY, INC.

          2. The certificate of incorporation of the corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

          "FOURTH: The total number of shares of all classes of stock which the corporation is authorized to issue is thirty-seven million (37,000,000). All such shares are to have a par value and are classified as seven million (7,000,000) shares of Preferred stock and the par value of each share of such class is ten dollars ($10.00) and thirty million (30,000,000) shares of Common stock and par value of each share of such class is one cent ($.01)."

          3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on August 29, 1996

                                           THE FRESH JUICE COMPANY, INC.

Attest:

                                            By:/s/ Steven Smith, President
                                            ------------------------------

/s/ Steven M. Bogen, Secretary
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